The information in this prospectus supplement is not complete and may be changed. This prospectus is not an offer to sell securities and the selling shareholder is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 4, 2007

Filed pursuant to Rule 424(b)(3)
Registration No. 333-132657

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED APRIL 7, 2006)

900,000 Common Shares

This prospectus relates to the offer and sale of 900,000 of National Interstate Corporation’s common shares by the selling shareholder. We will not receive any of the proceeds from the sale of the common shares by the selling shareholder. National Interstate will pay for all expenses relating to the offer and sale of these common shares, except that the selling shareholder will pay the underwriting discount and certain other incremental costs of this offering.

Our common shares are quoted on the Nasdaq Global Market under the symbol “NATL.” The last reported sale price of our common shares on August 31, 2007 was $32.78 per share.

INVESTING IN OUR COMMON SHARES INVOLVES RISKS THAT ARE DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS AND IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds to selling shareholder	$	$

The underwriter has an option to purchase up to 100,000 additional common shares from the selling shareholder at the public offering price, less the underwriting discount, within 30 days of the date of this prospectus supplement to cover any over-allotments of shares.

The underwriter expects to deliver the shares on or about September   , 2007

KeyBanc Capital Markets

The date of this prospectus supplement is September   , 2007

Prospectus Supplement

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriter have authorized anyone, including the selling shareholder, to provide you with any information different from that contained in this prospectus supplement and the accompanying prospectus. The selling shareholder is offering to sell, and seeking offers to buy, our shares only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates of this prospectus supplement and the accompanying prospectus, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or of any sale of our shares.

i

References in this prospectus supplement to “National Interstate,” “we,” “us” and “our,” unless the context requires otherwise, refer to National Interstate Corporation and its subsidiaries and their combined operations.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined.

If any information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Unless otherwise indicated, all information presented in this prospectus has been prepared based on generally accepted accounting principles applicable in the United States of America and assumes that the underwriter’s over-allotment option is not exercised.

THE COMPANY

We operate as an insurance holding company group that underwrites and sells traditional and alternative property and casualty insurance products primarily to the passenger transportation industry and the trucking industry, general commercial insurance to small businesses in Hawaii and Alaska, and personal insurance to owners of recreational vehicles, commercial vehicles and watercraft throughout the United States. We were organized in Ohio in January 1989. In December 1989, Great American Insurance Company (“Great American”), a wholly-owned subsidiary of American Financial Group, Inc., became our majority shareholder. Our principal executive offices are located at 3250 Interstate Drive, Richfield, Ohio, 44286 and our telephone number is (330) 659-8900.

We have four property and casualty insurance subsidiaries: National Interstate Insurance Company (“NIIC”), Hudson Indemnity, Ltd. (“HIL”), National Interstate Insurance Company of Hawaii, Inc. (“NIIC-HI”) and Triumphe Casualty Company (“TCC”) and six other agency and service subsidiaries. NIIC is licensed in all 50 states and the District of Columbia. HIL is domiciled in the Cayman Islands and conducts insurance business outside the United States. We write our insurance policies on a direct basis through NIIC, NIIC-HI and TCC. TCC, a Pennsylvania domiciled company, holds licenses for multiple lines of authority, including auto-related lines, in 24 states and the District of Columbia. We also assume a portion of premiums written by other affiliate companies whose passenger transportation insurance business we manage. Insurance products are marketed through multiple distribution channels, including independent agents and brokers, affiliated agencies and agent internet initiatives. We use our six other agency and service subsidiaries to sell and service our insurance business. This includes Hudson Management Group, Ltd., a U.S. Virgin Islands corporation based in St. Thomas, which commenced operations in the first quarter of 2006.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common shares have been traded on the Nasdaq Global Market under the symbol “NATL” since January 28, 2005. Prior to such date, there was no established public trading market for our common shares. As of September 1, 2007, there were 51 holders of record of our common shares. The following table sets forth, for the periods indicated, the high and low sale prices for our common shares as reported by the Nasdaq Global Market and cash dividends per share for the periods indicated:

	Price Range of
	Common Stock		Cash
	High	Low	Dividend

Fiscal Year Ended December 31, 2005
First Quarter (commencing January 28, 2005)	$19.15	$13.50	—
Second Quarter	21.64	14.75	—
Third Quarter	20.24	15.61	$0.04
Fourth Quarter	21.45	13.91	0.04

	Price Range of
	Common Stock		Cash
	High	Low	Dividend

Fiscal Year Ended December 31, 2006
First Quarter	$23.57	$19.00	$0.04
Second Quarter	31.50	18.62	0.04
Third Quarter	29.05	22.13	0.04
Fourth Quarter	29.98	22.10	0.04

	Price Range of
	Common Stock		Cash
	High	Low	Dividend

Fiscal Year Ended December 31, 2007
First Quarter	$28.50	$20.29	$0.05
Second Quarter	27.10	23.12	0.05
Third Quarter (through August 31, 2007)	35.79	24.26	0.05

On August 31, 2007, the closing sale price for our common shares on the Nasdaq Global Market was $32.78.

Our Board of Directors has instituted a policy authorizing us to pay quarterly dividends on our common shares in an amount to be determined at each quarterly Board of Directors meeting. The Board of Directors intends to continue to review our dividend policy annually during each regularly scheduled first quarter meeting, with the anticipation of considering annual dividend increases.

The declaration and payment of dividends remains subject to the discretion of the Board of Directors, and will depend on, among other things, our financial condition, results of operations, capital and cash requirements, future prospects, regulatory and contractual restrictions on the payment of dividends by insurance company subsidiaries, and other factors deemed relevant by the Board. In addition, our ability to pay dividends would be restricted in the event of a default on our junior subordinated debentures, our failure to make payment obligations with respect to such debentures, or our election to defer interest payments on the debentures.

We are a holding company without significant operations of our own. Our principal sources of funds are dividends and other distributions from our subsidiaries including our insurance company subsidiaries. Our ability to receive dividends from our insurance company subsidiaries is also subject to limits under applicable state insurance laws.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 (Exchange Act), under which we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy this information at prescribed rates at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) 732-0330 for further information about the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Our common shares are listed on the Nasdaq Global Market under the symbol “NATL.” Reports, proxy statements and other information regarding us may be read and copied at the offices of the Nasdaq Global Market located at National Association of Securities Dealers, Inc. Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus.

Information that we file in the future with the SEC and incorporate by reference in this prospectus will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC after the date of this prospectus under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act if the filings are made before the time that all of the common shares are sold in this offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements.

This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2006, as amended;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, as amended, and June 30, 2007;

•	Definitive Proxy Statement filed April 3, 2007;

•	Current Reports on Form 8-K filed February 14, 2007, May 23, 2007, August 3, 2007 (Item 8.01 only) and September 4, 2007; and

•	The description of our common shares contained in our Form 8-A Registration Statement filed on January 24, 2005, including any amendment or report filed for the purpose of updating that description.

You may obtain a copy of these filings free of charge by visiting our website at www.nationalinterstate.com. Except for filings specifically incorporated by reference in this prospectus, information contained on our website is not part of this prospectus. You may also request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number: National Interstate Corporation, 3250 Interstate Drive, Richfield, Ohio 44286, Attention: Investor Relations, (330) 659-8900. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of securities in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by referenced in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including the information incorporated by reference) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (Securities Act) and Section 21E of the Exchange Act. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Statements, trend analyses and other information contained in this prospectus relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Accordingly, we cannot assure you that actual results will not differ from those expressed or implied by the forward-looking statements. Factors that could contribute to these differences include, among other things:

•	general economic conditions and other factors, including prevailing interest rate levels and stock and credit market performance which may affect (among other things) our ability to sell our products, our ability to access capital resources, the costs associated with such access to capital, and the market value of our investments;

•	customer response to new products and marketing initiatives;

•	tax law changes;

•	increasing competition in the sale of our insurance products and services and the retention of existing customers;

•	changes in legal environment;

•	regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements;

•	levels of natural catastrophes, terrorist events, incidents of war and other major losses;

•	adequacy of insurance reserves;

•	availability of reinsurance and ability of reinsurers to pay their obligations; and

•	the other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 and the accompanying prospectus under the heading “Risk Factors.”

You should not place undue reliance on any forward-looking statement. The forward-looking statements in this prospectus speak only as of the date of this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations or prospects may have changed since that date. Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements, the risk factors or other information described in this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds upon the sale of the common shares offered hereby by the selling shareholder.

SELLING SHAREHOLDER

The table below sets forth certain information regarding the beneficial ownership of our shares by the selling shareholder as of August 31, 2007, and as adjusted to reflect the sale of the common shares in this offering, assuming that the over-allotment option is not exercised by the underwriter. All of the information contained in the table below is based upon information provided to us by the selling shareholder. We have not independently verified this information.

Shares Owned
After Offering
	Shares Owned			Assuming All Shares
	Before Offering			Offered Are Sold
		Percentage of Our			Percentage of Our
		Common Shares	Shares		Common Shares
Name	Number(1)	Outstanding(2)	Offered	Number	Outstanding

Alan R. Spachman(3)	3,112,000	16.2%	900,000	2,212,000	11.5%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act and includes the number of common shares that may be acquired pursuant to options that are currently exercisable or will be exercisable within 60 days of August 31, 2007.

(2)	As of September 1, 2007, there were 19,220,547 common shares outstanding. The number of common shares outstanding does not include shares held by our subsidiary, National Interstate Insurance Company, which are treated as treasury shares.

(3)	Mr. Alan Spachman is our Chairman of the Board and Chief Executive Officer.

THE OFFERING

Subject to the terms and conditions set forth in an underwriting agreement among KeyBanc Capital Markets Inc., the selling shareholder and us, the selling shareholder has agreed to sell to the underwriter, and the underwriter has agreed to purchase from the selling shareholder, 900,000 common shares.

The selling shareholder has agreed to hold, for a period of 90 days after the effectiveness of this offering, a minimum of 1,900,000 of our common shares and will not, directly or indirectly, alone or in concert with others, undertake any action that would reduce the selling shareholder’s holdings below this amount during such period. We have also agreed that for a period of 30 days from the date of this prospectus, subject to certain exceptions, we will not, without the prior written consent of the underwriter, directly or indirectly, issue, sell, offer to sell, contract to sell, solicit an offer to buy, grant any option, right or warrant for the purchase or sale of, assign, pledge, hypothecate, distribute or otherwise transfer, dispose of, encumber or reduce any risk of ownership (or publicly announce any intention to do the foregoing) any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or evidencing any right to purchase or subscribe for shares of common stock that we have or will have the right to issue and sell through options, warrants, subscriptions or other rights.

The underwriting agreement provides that the obligation of the underwriter to purchase the shares included in this offering is subject to approval of certain legal matters by counsel and to various other conditions. The underwriter is obligated to purchase all the shares, other than those covered by the over-allotment option described below, if it purchases any of the shares.

The underwriter proposes to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement. The underwriter may sell some of the shares to dealers at the public offering price less a concession not to exceed $      per share. The underwriter may allow, and such dealers may reallow, a concession not in excess of $      per share to certain other dealers. After the common shares are released for sale to the public, the offering price and other selling terms may be changed.

The selling shareholder has granted the underwriter an option, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an additional 100,000 shares at the public offering price less the underwriting discount set forth on the cover page. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering.

The following table summarizes the compensation and estimated expenses paid in connection with this offering:

	Per Share		Total
	Without	With	Without	With
	Over-	Over-	Over-	Over-
	Allotment	Allotment	Allotment	Allotment

Underwriting discounts paid by the selling shareholder	$	$	$	$

Our estimated total offering expenses, exclusive of the underwriting discount, but including legal and accounting costs, will be approximately $85,000.

In connection with the offering, the underwriter or its affiliates who are qualified registered market makers on the Nasdaq Global Market may engage in passive market-making transactions in our common shares on the Nasdaq Global Market in accordance with Rule 103 of Regulation M, during the one business day prior to the pricing of the offering before the commencement of offers or sales of the shares. The passive market-making transactions must comply with applicable volume and price limitations and be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security; however, if all independent bids are reduced to a price below the passive market maker’s bid, such bid does not have to be lowered until certain purchase limits are exceeded.

The underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment transactions involve sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by either exercising its over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing which could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time without notice. The underwriter is not required to engage in any of these activities. The underwriter makes no representations or prediction as to whether it will engage in these types of activities or as to the direction or magnitude of any effect that these activities may have on the price of our shares.

A prospectus in electronic format may be made available on the websites maintained by the underwriter. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and the underwriter will make Internet distributions on the same basis as other allocations.

KeyBanc Capital Markets Inc. is a market maker in our shares.

KeyBanc Capital Markets Inc. has investment discretion over accounts which may include our common shares. In addition, the underwriter and some of its affiliates have engaged in, and may in the future engage in, investment banking and other transactions with us and perform services, including investment banking, advisory, general financing and commercial banking services, for us in the ordinary course of their business. They have received customary fees and commissions for those transactions. In the course of their businesses, the underwriter and its affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriter and its affiliates may at any time hold long or short positions in such securities or loans.

This prospectus relates to the offer and sale by the selling shareholder of our common shares. We will not receive any of the proceeds from the sale by the selling shareholder of the common shares. We will bear all fees and expenses incident with our obligation to file this prospectus supplement other than the fees and expenses of any separate legal counsel retained by the selling shareholder, the cost of all brokers’ and underwriting discounts, commissions and transfer taxes, if any, attributable to the common shares sold by the selling shareholder and certain other incremental costs of this offering. The maximum commission or discount to be received by any member of the National Association of Securities Dealers, Inc. or independent broker-dealer will not be greater than 8% for the sale of the common shares registered on the registration statement containing this prospectus pursuant to Securities Act Rule 415.

In accordance with the registration rights agreement among us, the selling shareholder and the Great American Insurance Company, we have agreed to indemnify the selling shareholder against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling shareholder will be entitled to contribution from us in connection with those liabilities. The selling shareholder has agreed to indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and we will be entitled to contribution from the selling shareholder in connection with those liabilities. The selling shareholder also may agree to indemnify any agent, underwriter, broker or dealer that participates in transactions involving sales of common shares against certain civil liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the common shares offered by this prospectus will be passed upon on our behalf by Thompson Hine LLP. Certain legal matters related to the offering will be passed upon for the underwriter by Squire, Sanders & Dempsey L.L.P.

EXPERTS

Our consolidated financial statements and schedules as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, and our assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated by reference in this prospectus supplement, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference in this prospectus supplement, and have been so incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

13,280,000 Common Shares

This prospectus relates to the offer and sale from time to time of 13,280,000 of National Interstate Corporation’s common shares by certain selling shareholders. We will not receive any of the proceeds from the sale of the common shares by the selling shareholders.

The selling shareholders may sell their common shares from time to time through public or private transactions on or off the Nasdaq National Market at prevailing market prices or at privately negotiated prices. The selling shareholders have sole discretion as to whether and on what terms to sell their common shares. The registration of the common shares covered by this prospectus does not necessarily mean that any or all of the common shares will be offered or sold by the selling shareholders.

Our common shares are quoted on the Nasdaq National Market under the symbol “NATL.” The last reported sale price of our common shares on April 6, 2006 was $21.35 per share.

Investing in our common shares involves risks that are described in the “Risk Factors” section beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 7, 2006

References in this prospectus to “National Interstate,” “we,” “us” and “our,” unless the context requires otherwise, refer to National Interstate Corporation and its subsidiaries and their combined operations.

THE COMPANY

We operate as an insurance holding company group that underwrites and sells traditional and alternative risk property and casualty insurance products to the passenger transportation industry and the trucking industry, general commercial insurance to small businesses in Hawaii, and personal auto and certain other insurance to owners of recreational vehicles throughout the United States. We were organized in Ohio in January 1989. In December 1989, Great American Insurance Company (Great American) a wholly-owned subsidiary of American Financial Group, Inc., became our majority shareholder.

We have four property and casualty insurance subsidiaries, National Interstate Insurance Company (NIIC), Hudson Indemnity, Ltd. (HIL), National Interstate Insurance Company of Hawaii, Inc. (NIIC-HI) and Triumphe Casualty Company (TCC) and five other subsidiaries. NIIC is licensed in all 50 states and the District of Columbia. NIIC-HI is licensed in Hawaii, Michigan and New Jersey. TCC is licensed in 24 states and the District of Columbia. HIL is domiciled in the Cayman Islands and conducts insurance business outside the United States. We also assume a portion of premiums written by other affiliate companies whose passenger transportation insurance business it manages. Insurance products are marketed through affiliates and independent agents and brokers. In addition, we have agency and service subsidiaries.

Our principal executive offices are located at 3250 Interstate Drive, Richfield, Ohio, 44286 and our telephone number is (330) 659-8900.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 (Exchange Act), under which we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy this information at prescribed rates at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) 732-0330 for further information about the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Our common shares are listed on the Nasdaq National Market (Nasdaq) under the symbol “NATL.” Reports, proxy statements and other information regarding us may be read and copied at the offices of Nasdaq located at National Association of Securities Dealers, Inc. Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus.

Information that we file in the future with the SEC and incorporate by reference in this prospectus will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC after the date of this prospectus under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act if the filings are made before the time that all of the common shares are sold in this offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements.

This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Current Reports on Form 8-K filed January 4, 2006, February 9, 2006 and February 13, 2006; and

•	The description of our common shares contained in our Form 8-A Registration Statement filed on January 24, 2005, including any amendment or report filed for the purpose of updating that description.

You may obtain a copy of these filings free of charge by visiting our website at www.nationalinterstate.com. Except for filings specifically incorporated by reference in this prospectus, information contained on our website is not part of this prospectus. You may also request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number: National Interstate Corporation, 3250 Interstate Drive, Richfield, Ohio 44286, Attention: Investor Relations, (330) 659-8900. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of securities in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by referenced in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including the information incorporated by reference) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (Securities Act) and Section 21E of the Exchange Act. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Statements, trend analyses and other information contained in this prospectus relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Accordingly, we cannot assure you that actual results will not differ from those expressed or implied by the forward-looking statements. Factors that could contribute to these differences include, among other things:

•	general economic conditions and other factors, including prevailing interest rate levels and stock and credit market performance which may affect (among other things) our ability to sell our products, our ability to access capital resources, the costs associated with such access to capital, and the market value of our investments;

•	customer response to new products and marketing initiatives;

•	increasing competition in the sale of our insurance products and services and the retention of existing customers;

•	regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; and

•	the other factors discussed under the heading “Risk Factors.”

You should not place undue reliance on any forward-looking statement. The forward-looking statements in this prospectus speak only as of the date of this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations or prospects may have changed since that date. Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements, the risk factors or other information described in this prospectus.

RISK FACTORS

All material risks and uncertainties currently known regarding our business operations are included in this section. If any of the following risks, or other risks and uncertainties that we have not yet identified or that we currently consider not to be material, actually occur, our business, prospects, financial condition, results of operations and cash flows could be materially and adversely affected.

If we expand our operations too rapidly and do not manage that expansion effectively, our financial performance could be adversely affected.

We have experienced rapid growth since our incorporation in January of 1989. We intend to continue to grow by developing new products, expanding into new product lines, expanding our insurance distribution network and, possibly, making strategic acquisitions (including the recently completed acquisition of TCC effective January 1, 2006). Continued growth will impose significant demands on our management, including the need to identify, recruit, maintain and integrate additional employees. We may experience higher than anticipated indemnity losses arising from new and expanded insurance products. In addition, our systems, procedures and internal controls may not be adequate to support our operations as they expand. Any failure by us to manage our growth effectively could have a material adverse effect on our business, financial condition or results of operations. In addition, our historical growth rates may not accurately reflect our future growth rates or our growth potential.

Because we are primarily a transportation insurer, conditions in that industry could adversely affect our business.

Approximately 72.0% of our gross written premiums for the year ended December 31, 2005 and 71.9% for the year ended December 31, 2004 were generated from transportation insurance policies including captive programs for transportation companies. Adverse developments in the market for transportation insurance could cause our results of operations to suffer. The transportation insurance industry is cyclical. Historically, the industry has been characterized by periods of price competition and excess capacity followed by periods of high premium rates and shortages of underwriting capacity. We believe we are currently in the part of the cycle marked by increased price competition, as compared to the peak of the hard market in 2002 and 2003. These fluctuations in the business cycle could negatively impact our revenues.

Additionally, our results may be affected by risks that impact the transportation industry related to severe weather conditions, such as rainstorms, snowstorms, hail and ice storms, floods, hurricanes, tornadoes and earthquakes, as well as explosions, terrorist attacks and riots. Our transportation insurance business also may be affected by cost trends that negatively impact profitability such as inflation in vehicle repair costs, vehicle replacement parts costs, used vehicle prices, fuel costs and medical care costs. Increased litigation of claims may also negatively impact our profitability.

Our growth strategy includes expanding into product lines in which we have limited experience.

We are continually evaluating new lines of business to add to our product mix. In some instances we have limited experience with marketing and managing these new product lines and insuring the types of risks involved. Our failure to effectively analyze new underwriting risks, set adequate premium rates and establish reserves for these new products, or efficiently adjust claims arising from these new products, could have a material adverse effect on our business, financial condition or results of operations. During the start up period for new products, we generally set more conservative loss reserves, which could adversely affect our statutory capital, net income and dividends.

We face competition from companies with greater financial resources, broader product lines, higher ratings and stronger financial performance than us, which may impair our ability to retain existing customers, attract new customers and maintain our profitability and financial strength.

The commercial transportation insurance business is highly competitive and, except for regulatory considerations, there are relatively few barriers to entry. Many of our competitors are substantially larger and may enjoy better name recognition, substantially greater financial resources, higher ratings by rating agencies, broader and more diversified product lines and more widespread agency relationships than we do. We compete with large national underwriters and smaller niche insurance companies. In particular, in the specialty insurance market we compete against, among others, Lancer Insurance Company, Lincoln General Insurance Company (a subsidiary of Kingsway Financial Services, Inc.), RLI Corporation, Progressive Corporation, Northland Insurance Company (a subsidiary of St. Paul Travelers Corporation), Island Insurance Company, Clarendon Insurance Company, Great West Casualty Company (a subsidiary of Old Republic International Corporation) and American Modern Home Insurance Company (a subsidiary of The Midland Company). Our underwriting profits could be adversely impacted if new entrants or existing competitors try to compete with our products, services and programs or offer similar or better products at or below our prices.

We have continued to develop alternative risk transfer programs (often known as captive insurance), attracting new customers as well as transitioning existing traditional customers into the alternative risk transfer programs which constituted approximately 38.4% of our gross premiums written as of December 31, 2005. We believe these programs help solidify the customer relationship and the retention of our customer base. A departure of an entire captive program due to competition could adversely affect our results.

If we are not able to attract and retain independent agents and brokers, our revenues could be negatively affected.

We compete with other insurance carriers to attract and retain business from independent agents and brokers. Some of our competitors offer a larger variety of products, lower prices for insurance coverage or higher commissions than we offer. Our top ten independent agents/brokers accounted for an aggregate of 27.1% of our direct premiums written during the year ended December 31, 2005, and our top two independent agents/brokers accounted for an aggregate of 11.2% of our direct premiums written during the year ended December 31, 2005. If we are unable to attract and retain independent agents/brokers to sell our products, our ability to compete and attract new customers and our revenues would suffer.

We are subject to comprehensive regulation, and our ability to earn profits may be restricted by these regulations.

We are subject to comprehensive regulation by government agencies in the states and foreign jurisdictions where our insurance company subsidiaries are domiciled (Ohio, Hawaii, Pennsylvania and the Cayman Islands) and, to a lesser degree, where these subsidiaries issue policies and handle claims. Failure by one of our insurance company subsidiaries to meet regulatory requirements could subject us to regulatory action. The regulations and associated examinations may have the effect of limiting our liquidity and may adversely affect results of operations. We must comply with statutes and regulations relating to, among other things:

•	statutory capital and surplus and reserve requirements;

•	standards of solvency that must be met and maintained;

•	payment of dividends;

•	changes of control of insurance companies;

•	transactions between an insurance company and any of its affiliates;

•	licensing of insurers and their agents;

•	types of insurance that may be written;

•	market conduct, including underwriting and claims practices;

•	provisions for unearned premiums, losses and other obligations;

•	ability to enter and exit certain insurance markets;

•	nature of and limitations on investments, premium rates, or restrictions on the size of risks that may be insured under a single policy;

•	privacy practices;

•	deposits of securities for the benefit of policyholders;

•	prior approval of certain corporate transactions;

•	payment of sales compensation to third parties;

•	approval of policy forms; and

•	guaranty fund and voluntary market regulations and assessments.

In addition, state insurance department examiners perform periodic financial, market conduct and other examinations of insurance companies. Compliance with applicable laws and regulations is time consuming and personnel-intensive. Our last financial examination was completed by the Ohio Department of Insurance on June 18, 2003 for the period ending December 31, 2001. We were notified in 2005 that Departments of Insurance from Ohio, Pennsylvania and Hawaii will be examining our insurance subsidiaries in 2006 for the period ending December 31, 2005. We expect the state of Ohio to coordinate this examination. Any adverse findings by these insurance departments, or any others that conduct examinations, can result in significant fines and penalties, negatively affecting our profitability. We have not been notified by any regulatory agency that we are in violation of any of the applicable laws and regulations referred to above nor are we aware of any such violation.

In addition, insurance-related laws and regulations may become more restrictive in the future, and new restrictive laws may be enacted. New or more restrictive regulation in the future, including changes in current tax or other regulatory interpretations affecting the alternative risk transfer insurance model, could make it more expensive for us to conduct our business, restrict the premiums we are able to charge or otherwise change the way we do business.

As a holding company, we are dependent on the results of operations of our insurance company subsidiaries to meet our obligations and pay future dividends.

We are a holding company and a legal entity separate and distinct from our insurance company subsidiaries. As a holding company without significant operations of its own, one of our sources of funds are dividends and other distributions from our insurance company subsidiaries. Statutory and regulatory restrictions limit the aggregate amount of dividends or other distributions that our insurance subsidiaries may declare or pay within any twelve-month period without advance regulatory approval, and require insurance companies to maintain specified levels of statutory capital and surplus. Insurance regulators have broad powers to prevent reduction of statutory surplus to inadequate levels and could refuse to permit the payment of dividends calculated under any applicable formula. As a result, we may not be able to receive dividends from our insurance subsidiaries at times and in amounts necessary to meet our operating needs, to pay dividends to our shareholders or to pay corporate expenses.

We are currently rated “A” (Excellent) by A.M. Best, their third highest rating out of 16 rating categories. A decline in our rating below “A−” could adversely affect our position in the insurance market, make it more difficult to market our insurance products and cause our premiums and earnings to decrease.

Financial ratings are an important factor influencing the competitive position of insurance companies. A.M. Best ratings, which are commonly used in the insurance industry, currently range from “A++” (Superior) to “F” (In Liquidation), with a total of 16 separate ratings categories. A.M. Best currently assigns us a financial strength rating of “A” (Excellent). This is a recent upgrade from our previous rating of “A−” prior to June 2004. The objective of A.M. Best’s rating system is to provide potential policyholders and other interested parties an opinion of an insurer’s financial strength and ability to meet ongoing obligations, including paying claims. This rating reflects A.M. Best’s analysis of our balance sheet, financial position, capitalization and management. It is not an evaluation of an investment in our common shares, nor is it directed to investors in our common shares and is not a recommendation to buy, sell or hold our common shares. This rating is subject to periodic review and may be revised downward, upward, or revoked at the sole discretion of A.M. Best.

If our rating is reduced by A.M. Best below our previous rating of “A−”, we believe that our competitive position in the insurance industry could suffer, and it could be more difficult for us to market our insurance products.

A downgrade could result in a significant reduction in the number of insurance contracts we write and in a substantial loss of business, as such business could move to other competitors with higher ratings, causing premiums and earnings to decrease.

New claim and coverage issues are continually emerging in the insurance industry, and these new issues could negatively impact our revenues, our business operations or our reputation.

As insurance industry practices and regulatory, judicial, and industry conditions change, unexpected and unintended issues related to pricing, claims, coverage and business practices may emerge. Plaintiffs often target property and casualty insurers in purported class action litigation relating to claims handling and insurance sales practices. A recent example of emerging class action litigation relates to the use of an applicant’s credit rating as a factor in making risk selection and pricing decisions. The resolution and implications of new underwriting, claims and coverage issues could have a negative effect on our insurance business by extending coverage beyond our underwriting intent, increasing the size of claims or otherwise requiring us to change our business practices. The effects of unforeseen emerging claim and coverage issues could negatively impact our revenues, results of operations and our reputation.

If our claims payments and related expenses exceed our reserves, our financial condition and results of operations could be adversely affected.

Our success depends upon our ability to accurately assess and price the risks covered by the insurance policies that we write. We establish reserves to cover our estimated liability for the payment of all losses and loss adjustment expenses incurred with respect to premiums earned on the insurance policies that we write. Reserves do not represent an exact calculation of liability. Rather, reserves are estimates of our expectations regarding the ultimate cost of resolution and administration of claims under the insurance policies that we write. These estimates are based upon actuarial and statistical projections, assessments of currently available data, historical claims information, as well as estimates and assumptions regarding future trends in claims severity and frequency, judicial theories of liability and other factors. We continually refine our reserve estimates in an ongoing process as experience develops and claims are reported and settled. Each year, our reserves are certified by an accredited actuary from Great American.

Establishing an appropriate level of reserves is an inherently uncertain process. The following factors may have a substantial impact on our future actual losses and loss adjustment expense experience:

•	the amount of claims payments;

•	the expenses that we incur in resolving claims;

•	legislative and judicial developments; and

•	changes in economic conditions, including the effect of inflation.

Such developments could cause our level of reserves to be inadequate. To the extent that actual losses and loss adjustment expenses exceed expectations and the reserves reflected on our financial statements, we will be required to immediately reflect those changes by increasing reserves. When we increase reserves, the pre-tax income for the period in which we do so will decrease by a corresponding amount. In addition to having a negative effect on reserves and pre-tax income, increasing or “strengthening” reserves causes a reduction in our insurance companies’ surplus and could cause a downgrading of the rating of our insurance company subsidiaries. Such a downgrade could, in turn, adversely affect our ability to sell insurance policies.

Our inability to retain our senior executives and other key personnel could adversely affect our business.

Our success depends in part upon the ability of our executive management and other key personnel to implement our business strategy and on our ability to attract and retain qualified employees. The Company’s loss of certain senior executives and other key personnel or the failure to attract and develop talented new executives and managers could adversely affect our business. We currently have an employee retention agreement with only one member of our executive management.

Market fluctuations, changes in interest rates or a need to generate liquidity can have significant and negative effects on our investment portfolio.

Our results of operations depend in part on the performance of our invested assets. As of December 31, 2005, 87.2% of our investment portfolio (excluding cash and cash equivalents) was invested in fixed maturities and 10.3% was invested in equity securities. As of December 31, 2005, approximately 68.7% of our fixed maturity portfolio was invested in U.S. Government and government agency fixed income securities and approximately 97.0% was invested in fixed maturities rated “AAA”, “AA” and “A” by Standard & Poor’s Corporation.

Certain risks are inherent in investing in fixed maturities including loss upon default and price volatility in reaction to changes in interest rates and general market factors. The fair value of our fixed maturities will fluctuate as interest rates change. The current environment of increasing interest rates may cause the market value of our fixed maturities to decrease. At December 31, 2005, we had pretax net unrealized losses of $4.4 million on fixed maturities. Changes in interest rates may result in fluctuations in the income from, and the valuation of, our fixed income investments. Large investment losses would significantly decrease our asset base, and affect our ability to underwrite new business.

Historically, and during the most recent extended low interest rate period, we have not had the need to sell our investments to generate liquidity. If we were forced to sell portfolio securities early for liquidity purposes rather than holding them to maturity, we would recognize gains or losses on those securities earlier than anticipated.

We may not be successful in reducing our risk and increasing our underwriting capacity through reinsurance arrangements, which could adversely affect our business, financial condition and results of operations.

In order to reduce our underwriting risk and increase our underwriting capacity, we transfer portions of our insurance risk to other insurers through reinsurance contracts. Ceded premiums written amounted to 21.8% and 26.0%, respectively, of our gross premiums written for the year ended December 31, 2005 and 2004. The availability, cost and structure of reinsurance protection are subject to prevailing market conditions that are outside of our control and which may affect our level of business and profitability. We have recently increased our participation in the risk retention for certain products in part because we believe the current price increases in the reinsurance market are excessive for the reinsurance exposure assumed. In order for these contracts to qualify for reinsurance accounting and to provide the additional underwriting capacity that we desire, the reinsurer generally must assume significant risk and have a reasonable possibility of a significant loss. Our reinsurance facilities are generally subject to annual renewal. We may be unable to maintain our current reinsurance facilities or obtain other reinsurance facilities in adequate amounts and at favorable rates. If we are unable to renew our expiring facilities or obtain new reinsurance facilities, either our net exposure to risk would increase or, if we are unwilling to bear an increase in net risk exposures, we would have to reduce the amount of risk we underwrite which could adversely impact our results of operations.

We are subject to credit risk with respect to the obligations of our reinsurers and certain of our insureds. The inability of our risk sharing partners to meet their obligations could adversely affect our profitability.

Although the reinsurer is liable to us to the extent of risk ceded by us, we remain ultimately liable to the policyholder on all risks, even those reinsured. As a result, ceded reinsurance arrangements do not limit our ultimate obligations to policyholders to pay claims. We are subject to credit risks with respect to the financial strength of our reinsurers. We are also subject to the risk that our reinsurers may dispute their obligations to pay our claims. As a result, we may not recover sufficient amounts for claims that we submit to our reinsurers in a timely manner, if at all. As of December 31, 2005, we had a total of $68.7 million of unsecured reinsurance recoverables and our largest unsecured recoverable from a single reinsurer, Platinum Underwriters Reinsurance, was $32.2 million. In addition, our reinsurance agreements are subject to specified limits and we would not have reinsurance coverage to the extent that we exceed those limits.

With respect to our insurance programs, we are subject to credit risk with respect to the payment of claims and on the portion of risk exposure either ceded to the captives or retained by our clients. The credit worthiness of prospective risk sharing partners is a factor we consider when entering into or renewing these alternative risk transfer programs. We typically collateralize balances due through funds withheld or letters of credit. To date, we have not, in the aggregate, experienced material difficulties in collecting balances from our risk sharing partners. No assurance can be given, however, regarding the future ability of these entities to meet their obligations. The inability of our risk sharing partners to meet their obligations could adversely affect our profitability.

We may not be successful in executing our business plan for our US Virgin Islands servicing operations.

Hudson Management Group, Ltd. was formed on July 29, 2004 and received approval of its application to the US Virgin Islands Economic Development Commission for a grant of certain tax abatements and other benefits in June, 2005. We have hired an initial staff of professionals, but in order to execute our business plan, we will need to hire additional qualified professionals and possibly obtain additional regulatory approvals. We also need to establish critical market relationships with our insurance customers and adopt procedures and controls necessary to operate effectively and profitably. Finally, we have developed a business strategy for our US Virgin Islands servicing operations based on professional advice and available guidance from the Internal Revenue Service. Our failure to effectively implement our business plan could prevent us from realizing our US Virgin Islands operating efficiencies.

Your interests as a holder of our common shares may be different than the interests of our majority shareholder, Great American Insurance Company.

As of December 31, 2005, American Financial Group, Inc., through its wholly-owned subsidiary Great American, owns 53.5% of our outstanding common shares. The interests of American Financial Group, Inc. may differ from the interests of our other shareholders. American Financial Group, Inc.’s representatives hold four out of eight seats of our Board of Directors. As a result, American Financial Group, Inc. has the ability to exert significant influence over our policies and affairs including the power to affect the election of our Directors, appointment of our management and the approval of any action requiring a shareholder vote, such as amendments to our Articles of Incorporation or Code of Regulations, transactions with affiliates, mergers or asset sales.

Subject to the terms of our right of first refusal to purchase its shares in certain circumstances, American Financial Group, Inc. may be able to prevent or cause a change of control of the Company by either voting its shares against or for a change of control or selling its shares and causing a change of control. The ability of our majority shareholder to prevent or cause a change of control could delay or prevent a change of control, or cause a change of control to occur at a time when it is not favored by other shareholders. As a result, the trading price of our common shares could be adversely affected.

We may have conflicts of interest with our majority shareholder, Great American Insurance Company, that we are unable to resolve in our favor.

From time to time, Great American and its affiliated companies engage in underwriting activities and enter into transactions or agreements with us or in competition with us, which may give rise to conflicts of interest. We do not have any agreement or understanding with any of these parties regarding the resolution of potential conflicts of interest. In addition, we may not be in a position to influence any party’s decision not to engage in activities that would give rise to a conflict of interest. These parties may take actions that are not in the best interests of our other shareholders.

We rely on Great American to provide certain services to us including internal audit, actuarial, legal, and other support services. If Great American no longer controlled a majority of our shares, it is possible that many of these services would cease or, alternatively be provided at an increased cost to us. This could impact our personnel resources, require us to hire additional professional staff and generally increase our operating expenses.

Provisions in our organizational documents, Ohio corporate law and the insurance laws of Ohio, Pennsylvania and Hawaii could impede an attempt to replace or remove our management or Directors or prevent or delay a merger or sale, which could diminish the value of our common shares.

Our Amended and Restated Articles of Incorporation and Code of Regulations, the corporate laws of Ohio and the insurance laws of various states contain provisions that could impede an attempt to replace or remove our management or Directors or prevent the sale of our Company that shareholders might consider to be in their best interests. These provisions include, among others:

•	a classified Board of Directors consisting of eight Directors divided into two classes;

•	the inability of our shareholders to remove a Director from the Board without “cause;”

•	requiring a vote of holders of 50% of the common shares to call a special meeting of the shareholders;

•	requiring a two-thirds vote to amend the shareholder protection provisions of our Code of Regulations and to amend the Articles of Incorporation;

•	requiring the affirmative vote of a majority of the voting power of our shares represented at a special meeting of shareholders;

•	excluding the voting power of interested shares to approve a “control share acquisition” under Ohio law; and

•	prohibiting a merger, consolidation, combination or majority share acquisition between us and an interested shareholder or an affiliate of an interested shareholder for a period of three years from the date on which the shareholder first became an interested shareholder, unless previously approved by our Board.

These provisions may prevent shareholders from receiving the benefit of any premium over the market price of our common shares offered by a bidder in a potential takeover. In addition, the existence of these provisions may adversely affect the prevailing market price of our common shares if they are viewed as discouraging takeover attempts.

The insurance laws of most states require prior notice or regulatory approval of changes in control of an insurance company or its holding company. The insurance laws of the States of Ohio, Hawaii and Pennsylvania, where our U.S. insurance companies are domiciled, provide that no corporation or other person may acquire control of a domestic insurance or reinsurance company unless it has given notice to such insurance or reinsurance company and obtained prior written approval of the relevant insurance regulatory authorities. Any purchaser of 10% or more of our aggregate outstanding voting power could become subject to these regulations and could be required to file notices and reports with the applicable regulatory authorities prior to such acquisition. In addition, the existence of these provisions may adversely affect the prevailing market price of our common shares if they are viewed as discouraging takeover attempts.

Future sales of our common shares may affect the trading price of our common shares.

We cannot predict what effect, if any, future sales of our common shares, or the availability of common shares for future sale, will have on the trading price of our common shares. Sales of substantial amounts of our common shares in the public market by Great American Insurance Company or our other shareholders, or the possibility or perception that such sales could occur, could adversely affect prevailing market prices for our common shares. If such sales reduce the market price of our common shares, our ability to raise additional capital in the equity markets may be adversely affected.

Great American and Alan Spachman, our Chairman and President, own 10,200,000 and 3,080,000, respectively, of our issued and outstanding shares. Upon the effectiveness of the registration statement containing this prospectus, all shares covered by that registration statement could be sold into the public markets, subject to certain restrictions. In addition, we filed a registration statement on Form S-8 under the Securities Act to register 1,338,800 of the common shares issued or reserved for issuance for awards granted under our Long Term Incentive Plan. Shares registered under our registration statement on Form S-8 also could be sold into the public markets, subject to applicable vesting provisions and any volume limitations and other restrictions applicable to our officers and Directors selling shares under Rule 144. The sale of the shares under these registration statements in the public market, or the possibility or perception that such sales could occur, could adversely affect prevailing market prices for our common shares.

We completed our initial public offering in February 2005, and we do not have a significant presence in the market. You may have difficulty selling your common shares because of the limited trading volume for such shares.

As a new public company whose common shares recently began trading on the Nasdaq National Market, there may be less coverage by security analysts, the trading price may be lower, and it may be more difficult for our shareholders to dispose of their common shares due to the lower trading volume in our common shares. Our lack of a significant presence in the market could serve to limit the distribution of news relating to National Interstate and limit investor interest in our common shares. In addition, the Company does not manage analysts’ or investors’ earnings expectations. One or more of these factors could result in price volatility and serve to depress the liquidity and market prices of our common shares.

We face ongoing challenges as a result of being a public company and our financial results could be adversely affected.

As a public company, we incur significant legal, accounting and other expenses that result from corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as rules implemented by the Securities and Exchange Commission and the National Association of Securities Dealers. We expect these rules and regulations to increase our legal and finance compliance costs and to make some activities more time-consuming and costly. We continue to evaluate and monitor developments with respect to compliance with public company requirements, and we cannot predict or estimate the amount or timing of additional costs we may incur.

Once we become an accelerated filer, as defined by Securities and Exchange Commission rules and regulations, we will be required to comply with Section 404 of the Sarbanes-Oxley Act relating to internal controls over financial reporting. This will occur for the year ending December 31, 2006. We have committed a significant amount of resources to cure any internal control deficiencies in advance of that deadline. Any failure to do so could adversely impact our operating results.

USE OF PROCEEDS

We will not receive any of the proceeds upon the sale of the common shares offered hereby by any selling shareholder.

SELLING SHAREHOLDERS

Under a registration rights agreement among us, Great American Insurance Company and Alan Spachman, we are required, following the one-year anniversary of our initial public offering, to use our reasonable best efforts to register Great American’s and Mr. Spachman’s common shares on a shelf registration statement. The registration statement containing this prospectus will satisfy our obligation to register these common shares on a shelf registration statement.

The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the common shares listed below. When we refer to the “selling shareholders” in this prospectus, we mean those persons listed in the table below and donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus.

The table below sets forth the name of each selling shareholder and number of common shares that each selling shareholder may offer pursuant to this prospectus. Information concerning the selling shareholders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required.

All of the information contained in the table below is based upon information provided to us by the selling shareholders. We have not independently verified this information. The selling shareholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling shareholders are not obligated to sell the common shares, we cannot estimate how many common shares the selling shareholders will hold upon consummation of any such sales.

				Shares Owned After Offering
				Assuming All Shares
	Shares Owned Before Offering			Offered Are Sold
		Percentage of Our			Percentage of Our
		Common Shares	Shares		Common Shares
Name	Number(1)	Outstanding(2)	Offered	Number	Outstanding

Great American Insurance Company(3)	10,200,000	53.4%	10,200,000	0	*
Alan R. Spachman(4)	3,096,000	16.2%	3,080,000	16,000	*

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act and includes the number of common shares that may be acquired pursuant to options that are currently exercisable or will be exercisable within 60 days of April 6, 2006.

(2)	As of April 6, 2006, there were 19,115,200 common shares outstanding. The number of common shares outstanding does not include shares held by our subsidiary, National Interstate Insurance Company, which are treated as treasury shares.

(3)	Great American Insurance Company is our majority shareholder.

(4)	Mr. Alan Spachman is our President and Chairman of the Board.

PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale from time to time by the selling shareholders of our common shares. We will not receive any of the proceeds from the sale by the selling shareholders of the common shares. We will bear all fees and expenses incident with our obligation to register the common shares on the shelf registration statement containing this prospectus other than the fees and expenses of any separate legal counsel retained by the selling shareholders and the cost of all brokers’ and underwriting discounts, commissions and transfer taxes, if any, attributable to the common shares sold by the selling shareholders.

The selling shareholders may offer and sell the common shares from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling shareholders or by agreement between such holder and any underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be effected by a variety of methods, including the following:

•	on any national securities exchange or quotation service on which the common shares may be listed or quoted at the time of sale;

•	in the over-the-counter market

•	in transactions otherwise than on these exchanges or systems or the over-the-counter market;

•	in privately negotiated transactions;

•	through the writing of options;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	through broker-dealers, which may act as agents or principals;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above or by any other legally available means.

In connection with the sales of the common shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the common shares to close out such short positions, or loan or pledge the common shares to broker-dealers that in turn may sell such securities.

If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of the common shares through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the common shares, a prospectus supplement will be filed, if necessary, under the Securities Act of 1933 disclosing the material terms and conditions of such arrangement. The underwriter or underwriters with respect to an underwritten offering of the common shares and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of the common shares, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of common shares for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

The selling shareholders have advised us that there are currently no plans, arrangements or understandings between any selling shareholders and any underwriter, broker-dealer or agent regarding the sale of the common shares by the selling shareholders. Selling shareholders may decide not to sell all or a portion of the common shares offered by them pursuant to this prospectus. In addition, any selling shareholder may transfer, devise or give the common shares by other means not described in this prospectus. If we are notified by a selling shareholder that a donee or pledgee intends to sell more than 500 common shares, a prospectus supplement will be filed. Any common shares covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The selling shareholders and any underwriters, broker-dealers or agents participating in the distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the common shares by the selling shareholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling shareholders were deemed to be underwriters, the selling shareholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling shareholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common shares by the selling shareholders and any other relevant person. Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the particular common shares being distributed. All of the above may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

In accordance with the registration rights agreement, we have agreed to indemnify the selling shareholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling shareholders will be entitled to contribution from us in connection with those liabilities. The selling shareholders have agreed to indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and we will be entitled to contribution from the selling shareholders in connection with those liabilities. The selling shareholders also may agree to indemnify any agent, underwriter, broker or dealer that participates in transactions involving sales of common shares against certain civil liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the common shares offered by this prospectus will be passed upon on our behalf by Thompson Hine LLP.

EXPERTS

Our consolidated financial statements and schedules as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon incorporated by reference in this prospectus, and have been so incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

900,000 Common Shares

Preliminary Prospectus Supplement

KeyBanc Capital Markets

September , 2007